[PNC Bank Corp. Letterhead]                                          EXHIBIT 5
                                 April 25, 1997
Board of Directors
PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222

Ms. Green and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of PNC Bank Corp. (the "Corporation") to be filed with the Securities and Exchange Commission relating to the registration of 4,000,000 shares of the Corporation's common stock, par value $5.00 per share ("PNC Common Stock"), to be newly issued or sold from its treasury to participants under the PNC Bank Corp. Employee Stock Purchase Plan, as amended and restated effective February 20, 1997 (the "Plan").

I am Senior Counsel to the Corporation and, in such capacity, I have been requested to furnish this opinion to be included as Exhibit 5 to the Registration Statement. In connection with this opinion, I have examined the Corporation's Articles of Incorporation and By-laws, each as amended to date, the Registration Statement and the Plan, and I have reviewed the proceedings taken by the Corporation relating to the Plan, including the resolutions adopted by the Corporation's Board of Directors and shareholders with respect thereto. I have also reviewed such corporate records and other documents relating to the Corporation and have satisfied myself as to such other matters that I have deemed necessary under the circumstances as a basis for the opinion hereinafter expressed.

In making such examination and rendering the opinion set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity of originals of all documents submitted to be as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.

My opinion is rendered as of the date hereof and its applicability to future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of PNC Common Stock or the sale of PNC Common Stock held as treasury shares under the Plan. With respect to any PNC Common Stock held as treasury shares that may be sold under the Plan, my opinion is subject to the condition such shares had been validly issued before they were reacquired by the Corporation and became treasury shares, and that any such share repurchases were made within parameters duly authorized by the Board of Directors of the Corporation.

I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan be further amended or modified.

Based upon the foregoing, I am of the opinion that, when the Registration Statement has become effective in accordance with applicable law, the 4,000,000 shares of PNC Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ MELANIE S. CIBIK
--------------------
    Melanie S. Cibik
    Senior Counsel